Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 80 to Registration Statement No. 2-47015 of BlackRock Liquidity Funds (the “Trust”) on Form N-1A of our report dated December 22, 2004, appearing in the Trust’s 2004 Annual Report, relating to TempFund, TempCash, FedFund, T-Fund, Federal Trust Fund, Treasury Trust, MuniFund, MuniCash, California Money Fund, New York Money Fund. We also consent to the references to us under the heading “Financial Highlights” appearing in the Trust’s Prospectuses and to the references to us under the headings “Trustees and Officers”, “Independent Registered Public Accountants” and “Financial Statements” in the Trust’s Statements of Additional Information, all of which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 28, 2005